Exhibit 99.1


Lexmark International to host investor conference

     Full-day showcase to include strategic insights from executive team -

Lexington, KY, Nov 02, 2001 -- Lexmark International, Inc. (NYSE: LXK) will provide securities analysts and investors with a comprehensive overview of the company at a conference to be held at its Lexington, Ky., headquarters on Nov. 8, 2001.

For six hours starting at 8 a.m. (EST), analysts and investors will hear executive presentations/discussions.

Speakers will include Paul J. Curlander, chairman and chief executive officer, and Gary E. Morin, executive vice president and chief financial officer. A discussion of the Consumer Printer Division will include, among others, Timothy
P. Craig, a Lexmark vice president and the president of that division. Paul A. Rooke, Lexmark vice president and president of its Printing Solutions and Services Division, will lead a team of executives in a discussion of the business printer market.

Those who are not registered to attend the meeting in person can participate in the conference by accessing a Web cast beginning at 8 a.m. (EST) on Nov. 8. The Web cast can be accessed through the company's investor relations page at http://investor.lexmark.com and will also be available for replay.

Lexmark International, Inc. is a leading developer, manufacturer and supplier of printing solutions -- including laser and inkjet printers, associated supplies and services -- for offices and homes in more than 150 countries. Founded in 1991, Lexmark reported more than $3.8 billion in revenue in 2000, and can be found on the Internet at www.lexmark.com.

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Lexmark and Lexmark with the diamond design are trademarks of Lexmark
International, Inc., registered in the U.S. and/or other countries.